Exhibit 99.1

Investor Relations Department P.O. Box 31601 Tampa, Florida 33631-3601 Telephone: (813) 871-4404 www.walterind.com

FOR IMMEDIATE RELEASE

WALTER INDUSTRIES NAMES JERRY KOLB TO BOARD OF DIRECTORS;
WAYNE ROBINSON STEPS DOWN FROM BOARD

        (Tampa, Florida) June 19, 2003—Jerry Kolb, retired Vice Chairman of the Deloitte & Touche accounting firm, has been named to the Board of Directors of Walter Industries, Inc. (WLT-NYSE), the Company announced today. Mr. Kolb will also serve on the Board's Audit Committee.

        The Company also announced that Wayne Robinson, a director since 2000, has stepped down from the board. Mr. Robinson is the Chief Executive Officer of Evenflo Company, Inc. With the addition of Mr. Kolb and the departure of Mr. Robinson, both effective today, the number of Walter Industries directors remains at nine.

        "Jerry Kolb's accounting knowledge will be a major asset to Walter Industries," said Don DeFosset, Chairman and Chief Executive Officer. "As a CPA with vast experience on corporate issues, he brings exceptional perspective to the Audit Committee and Board. This appointment continues our tradition of a strong, independent Board."

        Mr. Kolb served in a number of executive positions for Deloitte & Touche during his 41-year career with the firm, including Vice Chairman—CFO, Chief Administrative Officer and Vice Chairman—Client Services. He holds a B.S. degree in accounting from the University of Illinois and a master's in business administration from DePaul University.

        Mr. DeFosset also expressed gratitude to Mr. Robinson for his tenure on the board. "Wayne has served Walter Industries effectively since joining the Board three years ago," he said, "and we thank him for his service to the Company."

        Walter Industries, Inc., a diversified company based in Tampa, Florida, has five principal operating businesses and revenues of approximately $1.9 billion. The company is a leader in homebuilding, home financing, water transmission products, energy services and specialty aluminum products.

        For more information, please contact Kyle Parks, Director of Corporate Communications of Walter Industries, at 813-871-4132.

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